Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044  215.315.9000  fax: 215.315.9100
email: info@neose.com   www.neose.com

NEOSE TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

HORSHAM, PA, April 28, 2004 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, the Company reported a net loss of $9,503,000, or $0.48 per basic and diluted share, compared to a net loss of $8,421,000, or $0.53 per basic and diluted share, for the same period in 2003. The increased net loss for the 2004 period was primarily due to increased research and development expenses of $2,259,000, resulting from increased personnel costs and purchases of laboratory services and research supplies, including materials used for our collaboration with Novo Nordisk.  The Company reported revenues of $1,250,000 for the first quarter of 2004, compared to $70,000 for the first quarter of 2003. The increase in revenues for the 2004 period was solely due to revenues recognized under our agreements with Novo Nordisk.

The Company’s marketing, general, and administrative expenses were $2,862,000 for the quarter ended March 31, 2004 compared to $3,005,000 for the same period last year. The decrease for the 2004 period is due to lower personnel costs and legal expenses.

The Company ended the first quarter with $44,891,000 in cash, cash equivalents, and marketable securities. During the three months ended March 31, 2004, the Company borrowed $9,000,000 from the bank, of which $6,200,000 funded improvements to the Company’s leased facility in Horsham, PA, $1,800,000 was combined with $1,100,000 of restricted cash for the purpose of paying in full the $2,900,000 outstanding of the Company’s taxable Industrial Development Authority bonds, and $1,000,000 was used to repay and have the bank reissue the $1,000,000 outstanding of the Company's tax-exempt Industrial Development Authority bonds. The bank has a mortgage on the land and building where the Company’s present headquarters are located, as well as on improvements, certain equipment, and other tangible personal property. Separately, in March 2004 the Company borrowed $941,000 to finance the purchase of equipment and facility improvements, which collateralize the amount borrowed.

NEOSE TECHNOLOGIES, INC.	Page 2

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on April 28, 2004, to discuss the first quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (800) 289-0436. The dial-in number for international callers is (913) 981-5507.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 474303. The replay number for international callers is (719) 457-0820, also using the passcode 474303.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz404934537gf12.html

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies. The Company’s core business is to use its novel GlycoAdvance TM and GlycoPEGylation TM technologies to improve proteins for which there is already a substantial body of data demonstrating safety and efficacy. The Company intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technology available, through strategic partnerships, to improve the products of other parties.

NEOSE TECHNOLOGIES, INC.	Page 3

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,

	2004	2003

Revenue from collaborative agreements	$1,250	$70

Operating expenses:
Research and development	7,878	5,619
Marketing, general and administrative	2,862	3,005

Total operating expenses	10,740	8,624

Operating loss	(9,490)	(8,554)

Interest income	105	170
Interest expense	(118)	(37)

Net loss	$(9,503)	$(8,421)

Basic and diluted net loss per share	$(0.48)	$(0.53)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	19,943	15,801

Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31, 2004	December 31, 2003

Assets

Cash, cash equivalents and marketable securities	$44,891	$53,060
Restricted funds and other current assets	1,906	1,818

Total current assets	46,797	54,878
Property and equipment, net	40,691	37,192
Other assets and acquired intellectual property, net	2,605	2,775

Total assets	$90,093	$94,845

Liabilities and Stockholders’ Equity

Current liabilities	$13,378	$13,849
Other liabilities	331	413
Long-term debt	13,544	8,370

Total liabilities	27,253	22,632

Stockholders’ equity	62,840	72,213

Total liabilities and stockholders’ equity	$90,093	$94,845

NEOSE TECHNOLOGIES, INC.	Page 4

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and discussions of risk factors in the Company’s subsequent SEC filings.

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